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                                                                       Exhibit 4
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                         INCENTIVE STOCK OPTION PLAN 4Q
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     1.   PURPOSE.  This Incentive Stock Option Plan 4Q (the "Plan") is intended as an incentive and to encourage stock ownership by salaried employees of Exigent International, Inc. (the "Company") and its subsidiaries by granting stock options as provided herein. It is intended that all of the options issued pursuant to the Plan (except as otherwise provided under paragraph 5(i)) will constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and all mandatory requirements therein are herein incorporated by reference.

     2.   ADMINISTRATION.

          (a) The Plan shall be administered by the Chief Executive Officer of the Company (the "CEO"). Notwithstanding anything to the contrary contained herein, each grant of an option (as well as any cashless exercise or tax withholding rights) pursuant to this Plan when determined by the CEO shall be approved in advance of issuance by a committee of the board of directors of the Company composed solely of two or more non-employee directors (as defined in paragraph 2(b) below) or, if no such committee exists, by the board of directors of the Company. If a grant is not approved as described above, it shall not be made under this Plan. No member of the board of directors of the Company or the CEO shall be liable for any action taken, or determination made, hereunder in good faith. Service by the CEO as the administrator of the Plan shall constitute service as a director of the Company so that the CEO shall be entitled to indemnification and reimbursement as a director of the Company pursuant to its Bylaws and Delaware law.

          (b) A person will qualify as a "non-employee director" if such person (while a member of the committee): (i) is not an officer or employee of the Company or a parent or subsidiary of the Company (collectively, "Affiliates");
(ii) does not directly or indirectly receive more than sixty thousand dollars ($60,000) in compensation in any fiscal year from the Company and its Affiliates in any capacity (including services rendered as a consultant); (iii) does not possess an interest in any transaction or series of similar transactions in any fiscal year to which the Company or an Affiliate is a party in which the amount involved exceeds sixty thousand dollars ($60,000); (iv) is not and has not been during the last fiscal year an executive officer or greater than ten percent (10%) beneficial or record equity holder of an entity that has made during the Company's last fiscal year or proposes to make during the Company's current fiscal year payments to, or receive payments from, the Company and its Affiliates for property or services in excess of five percent (5%) of (1) the Company's consolidated gross revenues for its last full fiscal year or (2) the other entity's consolidated gross revenues for its last full fiscal year; (v) is not and has not been during the last fiscal year an executive officer or greater than ten percent (10%) beneficial or record equity holder of an entity to which the Company or its subsidiaries were indebted at the end of the Company's last full fiscal year in an aggregate amount in excess of five percent (5%) of the Company's total consolidated assets at the end of such fiscal year; (vi) is not or during the Company's last fiscal year has not been a member of or counsel to a law firm that the issuer has retained during the last fiscal year or proposes to retain during the current fiscal year; (vii) is not or during the Company's last fiscal year has not been a partner or executive officer of any investment
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banking firm that has performed services for the Company, other than as a participating underwriter in a syndicate, during the last fiscal year or proposes to perform services for the Company during the current fiscal year; and
(viii) is not a party to any other relationships of which the Company is aware that are substantially similar to those described in paragraphs (iv) through
(vii) above.

          (c) The CEO is authorized, subject to the provisions of the Plan, to establish such rules and regulations as he may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan or the options granted thereunder as he may deem necessary or advisable, which actions shall be binding and conclusive, except as otherwise provided in paragraph 2(a) above.

     3. ELIGIBILITY. Options may be granted to such employees of the Company or its subsidiaries as the CEO shall select from time to time and shall be tied to the corporate financial performance goals of the officers' plan.

     4. STOCK. The stock to be subject to options under the Plan shall be the Company's Common Shares. The aggregate number of shares of stock for which options may be granted under the Plan shall not exceed two hundred fifty thousand (250,000) shares, subject to adjustment in accordance with the terms of paragraph 8 hereof. The shares subject to the unexercised portion of any terminated or expired options under the Plan may again be subjected to options under the Plan.

     5. TERMS AND CONDITIONS OF OPTIONS. All options granted pursuant to the Plan shall be authorized by the CEO and shall be evidenced by stock option agreements in writing in such form as the CEO shall determine. The terms and conditions set forth in such option agreements shall include:

          (a) Grant Date. The CEO shall determine the date on which such option shall be granted; however, any options granted under this Plan shall be granted within ten (10) years from the date this Plan is adopted or the date this Plan is approved by the shareholders, whichever is earlier. After approval as described in paragraph 2(a), an option shall be considered granted on the date the CEO acts to grant the Option or such later date as the CEO shall specify, except that the grant date of any options granted on the condition that such person become an employee of the Company or any of its subsidiaries shall be no earlier than the date such person becomes an employee of the Company or any of its subsidiaries.

          (b) Option Period. Each stock option agreement shall set forth the period for which such option is granted, which shall not exceed three (3) years from the date such option is granted (the "Option Period").

          (c) Option Price. The purchase price per share underlying each option granted under the Plan shall be not less than one hundred percent (100%) of the fair market value, calculated as provided below, of a share of stock on the date of grant of such option. The purchase price shall be at least one hundred ten percent (110%) of the fair market value if such optionee beneficially

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owns (including stock attributable to such employee under the Code) more than ten percent (10%) of the total combined voting power of all the classes of stock of the Company or of its subsidiaries.

          (d) Fair Market Value. The fair market value of each Common Share shall be calculated (i) if the Common Shares are listed on a national exchange, the simple average of the high and low prices in trading of a Common Share as reported by sources deemed reliable by the CEO, on such exchange on the date on which the option is granted (or if there shall be no trading on such date, then on the first previous date on which there shall have been trading); (ii) if the Common Shares are not listed on a national exchange, but are traded in the over-the-counter market, the average of the high and low prices on that date on which the option is granted (or if there shall be no trading on such date, then on the first previous date in which there shall have been trading); or (iii) if the Common Shares are neither listed on a national exchange or traded in the over-the-counter market, as determined in good faith by the CEO based upon an appraisal or in accordance with the applicable provisions of section 20.2031-2 of the Federal Estate Tax Regulations, or in any other manner consistent with the Code and accompanying regulations.

          (e) Transfer of Option. No option may be transferred, assigned, pledged or otherwise disposed of (whether by operation of law or otherwise) except by will or the laws of descent and distribution. Any attempted transfer, assignment, pledge or other disposition or levy of attachment or similar process not specifically permitted herein shall be null and void and without effect.

          (f) Exercise of Options. Each option may be exercised at any time during its Option Period, or subject to the restrictions in this paragraph and in the stock option agreement under which it is issued and provided that, options must be exercised in increments of at least one hundred (100) Common Shares (unless the optionee holds fewer than one hundred (100) in which case all remaining options held by the optionee must be exercised). Disposition of the shares received upon exercise of an option prior to the later of two (2) years from date of grant of the option or one (1) year from the date the shares are transferred to the employee may be a disqualifying disposition requiring the employee to recognize the gain on disposition of the shares as compensation income.

          (g) Method of Exercise and Payment for Options. An option may be exercised only by the optionee during the optionee's lifetime by giving written notice of exercise of at least thirty (30) days to the CEO at the Company's principal offices as provided in the applicable Stock Option Agreement. Such notice shall specify the number of shares to be purchased (which shall be at least the minimum number of shares described in paragraph 5(f)) and shall contain such representations and agreements regarding optionee's investment intent, access to information and other matters, if any, as may be required or desirable to comply with applicable securities laws. The notice shall be accompanied by full payment of the option price (i) in cash; (ii) with the consent of the CEO, by tendering previously acquired shares of stock (valued at their fair market value, as determined under paragraph 5(d), as of the date of exercise); or (iii) with the consent of the CEO, any combination of (i) and
(ii). The Company will issue the shares as soon as practicable after exercise of an option in accordance with this paragraph and the applicable agreement.

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Notwithstanding the foregoing, the issuance of shares may be delayed in the discretion of the CEO for such time period as is necessary to enable the Company to comply with any federal or state securities laws applicable to the exercise of the options. In addition, all certificates for shares or other securities delivered under this Plan will be subject to such transfer orders, legends and other restrictions as the CEO may deem necessary or advisable including securities law or regulation restrictions or restrictions imposed by any stock exchange or automated quotation system upon which the Company's shares are listed or quoted.

          (h) Withholding Taxes. Whenever the Company proposed or is required to issue or transfer Common Shares under the Plan, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to the delivery of any certificate for such shares. Alternatively, the Company may issue or transfer such Common Shares net of the number of shares sufficient to satisfy the withholding tax requirements. Any shares so withheld shall be valued as described in paragraph 5(d) as of the date the withholding obligation is incurred.

          (i) Maximum Value Per Optionee. The aggregate fair market value, as determined by the CEO at the time of grant, of the shares for which options are exercisable for the first time by an optionee in any one (1) calendar year pursuant to options granted under this Plan and any other plans of the Company or its Affiliates shall not exceed one hundred thousand dollars ($100,000). For purposes of this provision, options are taken into account in the order in which they were granted. If the fair market value of shares on the date of grant with respect to which options are exercisable for the first time by an optionee exceeds such amount, then the options for the first one hundred thousand dollars ($100,000) worth of shares to become exercisable in such calendar year will be incentive stock options and the options for amount in excess of one hundred thousand dollars ($100,000) will be nonqualified stock options. In the event that the Code or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the fair market value of the shares permitted to be subject to incentive stock options, such different limit will be automatically incorporated herein and will apply to any options granted after the effective date of such amendment.

          (j) No Obligation to Exercise. The granting of an option shall impose no obligation upon the optionee to exercise such option.

          (k) Term of Employment. If the optionee's employment with the Company or any subsidiary of the Company is terminated for good cause, all options shall terminate simultaneously therewith and optionee shall have no further right to exercise an option thereafter. For purposes of this paragraph (i) "good cause" shall be determined by the board of directors of the Company and any such determination shall be final, binding and conclusive. If the optionee ceases to be an employee of the Company or any subsidiary of the Company for any reason other than good cause or death or disability (as hereinafter defined), the term of all options shall expire on a date not later than three (3) months after termination. If the optionee ceases to be an employee of the Company or any subsidiary of the Company by reason of death or disability (within the meaning of Section 22(e)(3) of the Code), the term of all options shall expire on a date which is not later than

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twelve (12) months following the date of death or disability.  The CEO shall be entitled to make such rules, regulations and determinations as he deems appropriate under this Plan in respect of any leave of absence taken by or disability of any optionee. Without limiting the generality of the foregoing, the CEO shall be entitled to determine (i) whether or not any such leaves of absence shall constitute a termination of employment within the meaning of this Plan, and (ii) the impact, if any, of any such leave of absence on awards under this Plan made to any optionee who takes such leave of absence.

     6. STOCK APPRECIATION RIGHTS. The CEO, in his discretion, may grant any optionee with a stock option under this Plan, the right to recover appreciation of the optioned stock in the form of a taxable payment of cash and/or other property, including stock of the Company, in exchange for the cancellation or surrender of the optioned stock on which the appreciation is measured ("underlying stock option"). The appreciation of the optioned stock shall be measured by the difference between the fair market value of the optioned stock on the date of exercise and the option price. The rights described in this paragraph shall be referred to hereafter as "stock appreciation rights."

     7. RESTRICTIONS ON EXERCISE OF STOCK APPRECIATION RIGHTS. If granted by the CEO and evidenced in a stock option agreement, an optionee may choose to exercise stock appreciation rights in lieu of receipt of the optioned stock as set forth above, but only under the following terms and conditions:

          (a) the stock appreciation rights shall expire no later than the expiration date of the stock option as set forth in paragraph 5(b) and the optionee's stock option agreement;

          (b) the amount of cash or the fair market value of property received through stock appreciation rights shall not exceed the difference between the fair market value of the option on the date of exercise and the option price (hereinafter referred to as "appreciation");

          (c) the stock appreciation rights shall be transferable only when the underlying stock option is transferable, and only under the same conditions, as set forth in paragraph 5(e) and the optionee's stock option agreement;

          (d) the stock appreciation rights shall be exercised only when the underlying stock option is eligible to be exercised as set forth in paragraphs, 5(b), 5(c) and 5(g), and the optionee's stock option agreement;

          (e) the stock appreciation rights shall be exercised only when there is a positive appreciation, i.e. when the market price of the underlying stock exceeds the exercise price of the option;

          (f) the exercise of the right has the same tax consequences as the exercise of the option followed by the immediate sale of the stock;

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          (g) the optionee shall notify the CEO thirty (30) days prior to exercise of stock appreciation rights of the optionee's intent to elect to exercise such rights;

          (h) the form of payment and the fair market value of any property paid upon exercise of stock appreciation rights shall be within the sole and reasonable discretion of the CEO and such determination shall be final, binding, and conclusive; and

          (i) upon exercise of an optionee's right to receive the stock appreciation value in cash and/or property, the underlying options shall be canceled.

     8. ADJUSTMENT IN THE EVENT OF CHANGE OF STOCK. In the event of any change in the outstanding stock by reason of stock dividends, recapitalizations, stock split, reverse stock split, reorganizations, mergers, consolidations, split-ups, changes in its capital or business structure without consideration, and the like, the number and kind of shares which thereafter may be optioned and sold under the Plan, the number and kind of shares under option in outstanding stock option agreements and the purchase price per share thereof shall be approximately adjusted consistent with such change subject to any required action by the board of directors or shareholders of the Company and compliance with applicable securities laws. Fractional shares will not be issued but will either be replaced by a cash payment equal to the fair market value of such fraction of a share (determined as provided in paragraph 5(d)) or will be rounded up to the nearest whole share as determined by the CEO. The determination of the CEO as to any adjustment shall be final and conclusive.

     9. CORPORATE TRANSACTIONS. In the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings and the options granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all optionees), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or
(e) the acquisition, sale or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding options may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all optionees. In the alternative, the successor corporation may substitute equivalent options or provide substantially similar consideration to optionees as was provided to shareholders (after taking into account the existing provisions of the options). In the event such successor corporation (if any) refuses to assume or substitute options, as provided above, pursuant to a transaction described in this paragraph 9, such options will expire on such transaction at such time and on such conditions as the CEO shall determine; provided, however, that the CEO may, in his sole discretion, provide that the vesting of any or all options granted pursuant to this Plan will accelerate. If the CEO exercises such discretion

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with respect to options, such options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the CEO determines, and if such options are not exercised prior to the consummation of the corporate transaction, they shall terminate at such time as determined by the CEO. Subject to any greater rights granted to optionees under the foregoing provisions of this paragraph 9, in the event of the occurrence of any transaction described in this paragraph 9, any outstanding options will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.

     10. AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The board of directors of the Company may terminate, amend, or modify the Plan, at any time; provided, however, that no such action of the board of directors, without approval of the shareholders, may (a) increase the total number of shares of stock for which options may be granted under the Plan, except as contemplated in paragraph 8; (b) permit the granting of options to anyone other than an employee of the Company; (c) decrease the minimum option price; (d) increase the maximum option periods; (e) increase the maximum per optionee as set forth in paragraph 5(i); or (f) withdraw the administration of the Plan from the CEO. No amendment, modification, or termination of the Plan shall in any manner affect any option heretofore granted to an optionee under the Plan without the consent of the optionee.

     11. TERM OF THE PLAN. The Plan is effective as of _____________, 1998. The Plan will be submitted to the shareholders of the Company for approval at the next annual meeting which is expected to occur before July 30, 1998. All options granted prior to shareholders approval shall be subject to such approval. The Plan shall terminate on _____________, 2008, or on such earlier date as may be determined by the board of directors of the Company. Termination of the Plan, however, shall not affect the rights of optionees under options granted to them under this Plan prior to termination, and all unexpired options shall continue in force and operation after termination of the Plan except as they may lapse or terminate by their own terms and conditions.

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